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                                                                 EXHIBIT 99(a-2)


                                LEND LEASE FUNDS

                    AMENDMENT NO. 1 TO MASTER TRUST AGREEMENT


         AMENDMENT NO. 1 to the Master Trust Agreement of LEND LEASE FUNDS, dated October 28, 1999, made as of the 1st day of November, 1999 by the sole Trustee hereunder.

         WHEREAS, Section 7.3 of the Master Trust Agreement dated October 28, 1999 (the "Agreement") of LEND LEASE FUNDS (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by a majority of the Trustees of the Trust.

         NOW, THEREFORE, the undersigned, being the sole Trustee of the Trust, does hereby state:

1. The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

         Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Sub-Trust: "Lend Lease U.S. Real Estate Securities Fund."

         IN WITNESS WHEREOF, the undersigned hereunto has set her hand for herself and her assigns, as of the 1st day of November, 1999.



                                             /s/ Susan J. Lloyd-Hurwitz
                                             ----------------------------------
                                             Susan J. Lloyd-Hurwitz, as Trustee